Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

	Proforma (8)			Proforma (8)
	13-Weeks Ended	13-Weeks Ended	Quarter Ended		Fiscal Year Ended
	12/31/06	12/31/06	12/31/05	10/01/06	10/01/06	09/30/05	09/30/04	09/30/03	09/30/02

Income (loss) from continuing operations before income taxes	$(952,116)	$(409,788)	$(104,537)	$(2,456,435)	$(287,122)	$(447,496)	$ 5,560	$34,650	$131,731

Plus fixed charges:
Interest expense	607,248	64,920	33,262	2,300,346	131,033	51,118	48,750	120,162	135,423
Rental expense (1)	21,877	21,877	12,424	40,180	40,180	74,236	57,297	52,120	56,254

Income (loss) from continuing operations before income taxes and fixed charges	(322,991)	(322,991)	(58,851)	(115,909)	(115,909)	(322,142)	111,607	206,932	323,408
Fixed charges	629,126	86,797	45,686	2,340,525	171,213	125,354	106,047	172,282	191,677

Ratio of earnings to fixed charges	(2)	(3)	(4)	(5)	(6)	(7)	1.05	1.20	1.69

Deficiency of earnings available to cover fixed charges	$(952,116)	$(409,788)	$(104,537)	$(2,456,435)	$(287,122)	$(447,496)

Rent expense	65,633	65,633	37,271	120,541	120,541	222,709	171,893	156,362	168,765
Interest portion - 33 1/3%	21,877	21,877	12,424	40,180	40,180	74,236	57,297	52,120	56,254

(1) Total rent expense for the period divided by three. This is the portion of rental expense which the company believes to be representative of interest.

(2)  For the 13-weeks ended December 31, 2006, the aggregate increase in proforma earnings or decrease in proforma fixed charges required to bring the ratio to 1.00 was approximately $952,000.

(3)  For the 13-weeks ended December 31, 2006, the aggregate increase in earnings or decrease in fixed charges required to bring the ratio to 1.00 was approximately $409,800.

(4)  For the quarter ended December 31, 2005, the aggregate increase in earnings or decrease in fixed charges required to bring the ratio to 1.00 was approximately $104,500.

(5)  For the year ended October 1, 2006, the aggregate increase in proforma earnings or decrease in proforma fixed charges required to bring the ratio to 1.00 was approximately $2,456,000.

(6)  For the year ended October 1, 2006, the aggregate increase in earnings or decrease in fixed charges required to bring the ration to 1.00 was approximately $287,000.

(7)  For the year ended September 30, 2005, the aggregate increase in earnings or decrease in fixed charges required to bring the ratio to 1.00 was approximately $447,500.

(8) The proformas reflect income (loss) from continuing operations and interest on the notes, as if the notes had been outstanding as of October 1, 2005.